UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

WILLIAMS PARTNERS L.P.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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One Williams Center
Tulsa, Oklahoma 74172-0172
April     , 2007
To our holders of common units:
     You are cordially invited to attend a special meeting of the holders of common units of Williams Partners L.P. to be held in the Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma 74172 on May 21, 2007, at 11:00 a.m. local time. Please note that for security reasons briefcases, backpacks and other large bags are not permitted in the theater. All such items can be checked with security upon arrival at the theater.
     The Board of Directors of Williams Partners GP LLC, our general partner, has called the special meeting. At this important meeting, you will be asked to consider and vote upon a proposal to approve (a) a change in the terms of our Class B units to provide that each Class B unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion (the “Class B Conversion and Issuance Proposal”). Upon approval of this proposal, all 6,805,492 outstanding Class B units will convert automatically into 6,805,492 common units without any further action. The board of directors of our general partner unanimously recommends that the holders of common units approve the proposal.
     We are submitting the Class B Conversion and Issuance Proposal to you as a result of our sale of 6,805,492 Class B units at $35.81 per Class B unit to certain institutional investors on December 13, 2006. The sales price of the Class B units was determined through negotiations with the institutional investors. We used the proceeds from the sale of the Class B units to finance a portion of the cost of our acquisition of the remaining 74.9% interest in Williams Four Corners LLC that we did not already own (the “Four Corners Acquisition”).
     We chose to issue Class B units as part of the financing of the Four Corners Acquisition because this form of financing provided timely access to the requisite equity capital at prices that we believe were competitive. Alternative sources of equity could have potentially been obtained, but at a risk of delaying completion of the Four Corners Acquisition. For example, to have issued all the equity capital in the form of common units would have required a vote of our holders of common units prior to such issuance under the rules of the New York Stock Exchange and thereby delayed completion of the transaction. The institutional investors agreed to accept Class B units in lieu of additional common units, provided we ask holders of common units to approve the conversion of the Class B units into common units no later than June 11, 2007. We are now asking you for this approval.
     If our holders of common units approve the proposal, then the Class B units will convert automatically into an equal number of common units without any further action. However, if the Class B Conversion and Issuance Proposal is not approved by the holders of our common units, then beginning on June 11, 2007, the Class B units will be entitled to receive (i) 115% of the quarterly distribution payable on common units and (ii) 115% of any distributions on liquidation payable on the common units. Although, in each case, the Class B units would remain subordinated to the common units, any increase in distributions payable on the Class B units would reduce the amount of cash available for distributions to holders of common units. In addition, if the requisite approval is not obtained, we will be obligated to resubmit the proposal to holders of common units, but not more frequently than once every 180 days.
     Your vote is important. Even if you plan to attend the special meeting, we urge you to mark, sign and date the enclosed proxy card and return it promptly. You will retain the option to revoke it at any time before the vote, or to vote your common units personally if you attend the special meeting. For the Class B Conversion and Issuance Proposal to be approved, it must have the support of a majority of the votes cast at the special meeting, provided that the total number of votes cast is at least a majority of common units eligible to vote. Neither the common units owned by affiliates of our general partner nor the Class B units are eligible to vote for the Class B Conversion and Issuance Proposal.
     We urge you to review carefully the attached proxy statement, which contains a detailed description of the proposals to be voted upon at the special meeting.
Sincerely,
Steven J. Malcolm
Chairman and Chief Executive Officer
Williams Partners GP LLC

WILLIAMS PARTNERS L.P.
One Williams Center
Tulsa, Oklahoma 74172-0172
NOTICE OF SPECIAL MEETING OF HOLDERS OF COMMON UNITS
To Be Held On May 21, 2007
To our holders of common units:
     A special meeting of the holders of our common units will be held in the Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma 74172 on May 21, 2007, at 11:00 a.m. local time, to consider and vote upon a proposal to approve (a) a change in the terms of our Class B units to provide that each Class B unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion.
     We have set the close of business on April 9, 2007 as the record date for determining which holders of common units are entitled to receive notice of and to vote at the special meeting. A list of holders of common units entitled to vote is on file at our offices located at One Williams Center, Tulsa, Oklahoma 74172-0172, and will be available for inspection by any holder of common units during the meeting.
     YOUR VOTE IS IMPORTANT. If you cannot attend the special meeting, you may vote by mailing the proxy card in the enclosed postage-prepaid return envelope. Any holder of common units attending the meeting may vote in person, even though he or she already has returned a proxy card.
BY ORDER OF THE BOARD OF DIRECTORS
OF WILLIAMS PARTNERS GP LLC,
the general partner of WILLIAMS PARTNERS L.P.

William H. Gault
Assistant Secretary
Williams Partners GP LLC
Tulsa, Oklahoma
April     , 2007

i

WILLIAMS PARTNERS L.P.
One Williams Center
Tulsa, Oklahoma 74172-0172
PROXY STATEMENT
SPECIAL MEETING OF HOLDERS OF COMMON UNITS
May 21, 2007
     This proxy statement contains information related to the special meeting of holders of common units of Williams Partners L.P. and any postponements or adjournments thereof. This proxy statement and the accompanying form of proxy is first being mailed to Williams Partners L.P.’s holders of common units on or about April     , 2007.
QUESTIONS AND ANSWERS
     The following is qualified in its entirety by the more detailed information contained in or incorporated by reference in this proxy statement. Holders of common units are urged to read carefully this proxy statement in its entirety.
For Additional Copies of this Proxy Statement or Proxy Cards or if you have any questions about the Special Meeting, contact:
MORROW & CO., INC.
at 1-800-607-0088 or
470 West Avenue, 3rd Floor, Stamford, Connecticut 06902.

Q:	WHO IS SOLICITING MY PROXY?

A:	Williams Partners GP LLC, our general partner, is sending you this proxy statement in connection with its solicitation of proxies for use at the special meeting of holders of our common units. Certain directors, officers and employees of our general partner or its affiliates and Morrow & Co., Inc. (a proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or in person.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:	The special meeting will be held on May 21, 2007 in the Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma 74172 at 11:00 a.m. local time.

Q:	WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

A:	At the special meeting, the holders of our common units will act upon a proposal to approve (i) a change in the terms of our Class B units to provide that each Class B unit is convertible into one of our common units and (ii) the issuance of additional common units upon such conversion (the “Class B Conversion and Issuance Proposal”). Upon approval of this proposal, all 6,805,492 outstanding Class B units will convert automatically into 6,805,492 common units without any further action.

Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:	All holders of common units who owned our common units at the close of business on the record date, April 9, 2007, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting. However, none of the common units owned by affiliates of our general partner, the Class B units nor the subordinated units are eligible to vote on the Class B Conversion and Issuance Proposal.

Q:	HOW DO I VOTE?

A:	Just mail your completed, signed and dated proxy card in the enclosed postage-prepaid return envelope as soon as possible so that your common units may be represented at the special meeting. You may also attend the special meeting and vote your common units in person. Even if you plan to attend the special meeting, your plans may change, so it is a good idea to complete, sign and return your proxy card in advance of the special meeting.

Q:	WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSALS?

A:	The Class B Conversion and Issuance Proposal requires the approval of a majority of votes cast, provided that the total number of votes cast represents a majority of the common units entitled to vote. The common units owned by affiliates of our general partner are not entitled to vote on the proposal. A properly executed proxy submitted without instructions on how to vote will be voted “FOR” the Class B Conversion and Issuance Proposal. A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

Q:	WHAT IS THE QUORUM REQUIRED FOR THE SPECIAL MEETING?

A:	If a majority of the common units entitled to vote on the Class B Conversion and Issuance Proposal as of the record date is present in person or by proxy at the special meeting, that majority will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Proxies received but marked as abstentions will be included in the number of common units considered to be present at the special meeting. Common units held by our general partner and its affiliates are not entitled to vote on the proposal and, as a result, will not be considered for purposes of determining whether a quorum exists.

Q:	WHAT IS THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER?

A:	The board of directors of our general partner recommends that you vote “FOR” the Class B Conversion and Issuance Proposal.

Q:	WHAT HAPPENS IF THE CLASS B CONVERSION AND ISSUANCE PROPOSAL IS APPROVED?

A:	Each outstanding Class B unit will convert automatically into one common unit upon approval of the proposal, and those new common units will be listed on the New York Stock Exchange.

Q:	WHAT HAPPENS IF THE CLASS B CONVERSION AND ISSUANCE PROPOSAL IS NOT APPROVED?

A:	If holders of our common units do not approve the conversion of Class B units to common units, then beginning on June 11, 2007:
•	the Class B units will be entitled to receive 115% of the quarterly distribution payable on common units;

•	to the extent possible, we will allocate gain and loss upon any liquidation to entitle the holders of Class B units to receive an increased amount of any liquidating distribution equal to 115% of the liquidating distribution payable on the common units; and

•	we will be obligated to resubmit a proposal for the conversion of Class B units to holders of common units, but not more frequently than once every 180 days.

Although the Class B units would remain subordinated to the common units, any increase in distributions payable on the Class B units would reduce the amount of cash available for distributions to holders of common units and subordinated units.

Q:	AT PRESENT, HOW DO THE CLASS B UNITS’ QUARTERLY DISTRIBUTION RIGHTS DIFFER FROM THOSE OF THE COMMON UNITS AND THE SUBORDINATED UNITS?

A:	The Class B units are not entitled to receive any quarterly distributions until the minimum quarterly distribution of $0.35 and any arrearages thereon have been paid on the common units. The Class B units are entitled to receive the minimum quarterly distribution and any arrearages thereon before the subordinated units are entitled to any quarterly distributions. After the minimum quarterly distribution has been paid on all of the common units, Class B units and subordinated units, each such class of units will share pro rata in any distributions to unitholders in excess of the amount of the minimum quarterly distribution.

Q:	HOW DO THE VOTING RIGHTS OF THE CLASS B UNITS COMPARE TO THOSE OF THE COMMON UNITS?

A:	The Class B units are entitled to vote as if they were common units, except that, (i) the Class B units are not entitled to vote on the Class B Conversion and Issuance Proposal and (ii) the Class B units are entitled to vote as a separate class on any matter that materially adversely affects the rights or preferences of the Class B units in relation to other classes of our limited partner interests or as required by law.

Q:	IF MY COMMON UNITS ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY COMMON UNITS FOR ME?

A:	Your broker will not vote your common units unless you provide instructions on how to vote. You should instruct your broker how to vote your common units upon receipt of your broker’s request for voting instructions. Without your instructions, your common units will not be voted.

Q:	WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A:	To change your vote after you have submitted your proxy card, send in a later-dated, signed proxy card to us or attend the special meeting and vote in person. You may also revoke your proxy by sending in a notice of revocation to us at the address set forth in the notice. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy.

THE CLASS B CONVERSION AND ISSUANCE PROPOSAL
Background
     We are submitting the Class B Conversion and Issuance Proposal to you as a result of our sale of 6,805,492 Class B units at $35.81 per Class B unit to certain institutional investors. The sales price of the Class B units was determined through negotiations with the institutional investors. We used the proceeds from the sale of the Class B units to partially finance a portion of the cost of our acquisition of the remaining 74.9% interest in Williams Four Corners LLC that we did not already own (the “Four Corners Acquisition”). We financed the balance of the $1.223 billion purchase price through:
•	the private placement of 2,905,030 common units at a price of $36.59 per unit, which together with the private placement of the Class B units generated net proceeds of approximately $346 million;

•	the public offering of 8,050,000 common units at a price to the public of $38.00 per common unit ($36.48 per common unit, net of underwriting discounts and commissions) which generated net proceeds of approximately $293 million; and

•	the private placement of $600 million aggregate principal amount of 7 1/4% Senior Notes due 2017.
     We chose to issue Class B units as part of the financing of the Four Corners Acquisition because this form of financing provided timely access to the requisite equity capital at prices that we believe were competitive. Alternative sources of equity could have potentially been obtained, but at a risk of delaying completion of the Four Corners Acquisition. For example, under the rules of the New York Stock Exchange, issuing all of the equity securities in the equity private placement in the form of common units would have required a vote of our holders of common units prior to such issuance. The solicitation of a unitholder vote at that time would have delayed completion of the Four Corners Acquisition. The institutional investors agreed to accept Class B units in lieu of additional common units, provided we ask the holders of our common units to approve the conversion of the Class B units into common units no later than June 11, 2007. We are now asking you for this approval.
     The conflicts committee of the board of directors of our general partner recommended approval of the Four Corners Acquisition. The conflicts committee retained independent legal and financial advisors to assist it in evaluating and negotiating the transaction. In recommending approval of the transaction, the committee based its decision in part on an opinion from the committee’s independent financial advisor that the consideration to be paid by us is fair, from a financial point of view, to us and our public unitholders.
     Adoption of the Class B Conversion and Issuance Proposal requires the approval of a majority of votes cast, provided that the total number of votes cast represents a majority of the common units entitled to vote. None of the common units owned by affiliates of our general partner, the Class B units nor the subordinated units are not entitled to vote on the proposal.
The Proposal
     At the special meeting, the holders of our common units will consider and act upon a proposal to approve: (a) a change in the terms of our Class B units to provide that each Class B unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion.
Effects of Approval
     If our holders of common units approve the conversion of Class B units at the special meeting, each outstanding Class B unit will convert automatically into one common unit upon approval and will be listed on the New York Stock Exchange. Following such conversion, no Class B units will remain outstanding.

Effects of Failure to Approve
     If holders of our common units do not approve the conversion of Class B units to common units, then beginning on June 11, 2007:
•	the Class B units will be entitled to receive 115% of the quarterly distribution payable on common units;

•	to the extent possible, we will allocate gain and loss upon any liquidation to entitle the holders of Class B units to receive an increased amount of any liquidating distribution equal to 115% of the liquidating distribution payable on the common units; and

•	we will be obligated to resubmit a proposal for the conversion of Class B units to holders of common units, but not more frequently than once every 180 days.
     Although the Class B units would remain subordinated to the common units, any increase in distributions payable on the Class B units would reduce the amount of cash available for distributions to holders of common units and subordinated units.
     The 115% distributions will terminate if at any time there are no longer any Class B units outstanding, which would occur upon the automatic conversion of the Class B units into common units either (i) upon receipt of approval of the Class B Conversion and Issuance Proposal, whether at this special meeting or a subsequent meeting, or (ii) if at any time approval from our holders of common units is no longer required under the rules of the New York Stock Exchange as a condition to listing the common units to be issued upon conversion of the Class B units.
THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT HOLDERS OF COMMON UNITS VOTE “FOR” APPROVAL OF THE CLASS B CONVERSION AND ISSUANCE PROPOSAL.
Reasons for Board of Directors’ Recommendation
      The board of directors of our general partner believes that the Class B Conversion and Issuance Proposal is in our best interests and the best interests of the holders of our common units and should be approved for the following reasons:
•	If our holders of common units fail to approve the Class B Conversion and Issuance Proposal, each Class B unit will be entitled to receive (i) 115% of the quarterly distribution payable on common units and (ii) 115% of any distributions on liquidation payable on the common units. Although, in each case, the Class B units would remain subordinated to the common units, any increase in distributions payable on the Class B units would reduce the amount of cash available for distributions to holders of common units;

•	Under the rules of the New York Stock Exchange, we could not have issued all of the privately placed equity securities necessary to fund the Four Corners Acquisition in the form of common units without a vote of holders of common units prior to such issuance. The completion of the Four Corners Acquisition would have been significantly delayed if we had first been forced to call a special meeting of unitholders. Instead, the institutional investors in the equity private placement agreed to accept Class B units in lieu of additional common units provided that we ask holders of common units to approve the conversion of the Class B units into common units no later than June 11, 2007;

•	If the holders of our common units fail to approve the Class B Conversion and Issuance Proposal at this special meeting, we have agreed to solicit the holders of our common units again at a subsequent special meeting. Any subsequent solicitation would result in additional costs and expenses to us and could decrease the amount of cash available to be distributed to holders of our common units; and

•	The conversion of the Class B units will generally not be dilutive to, or affect the voting rights of, holders of common units. The Class B units are already outstanding and entitled to receive quarterly distributions, on a subordinated basis, so their conversion into common units on a one-for-one basis will not have a dilutive effect on us. In addition, the Class B units have the same voting rights as if they were outstanding common units, subject to their right to vote as a separate class on any matters that materially adversely affects the rights or preferences of the Class B units in relation to other classes of partnership interests or as required by law. So, the conversion of the Class B units will generally not impact the voting power of holders of common units.
OUR BUSINESS
     We are a publicly traded Delaware limited partnership formed by The Williams Companies, Inc., or Williams, in February 2005, to own, operate and acquire a diversified portfolio of complementary energy assets. We are principally engaged in the business of gathering, transporting and processing natural gas and fractionating and storing natural gas liquids. Fractionation is the process by which a mixed stream of natural gas liquids is separated into its constituent products, such as ethane, propane and butane. These natural gas liquids result from natural gas processing and crude oil refining and are used as petrochemical feedstocks, heating fuels and gasoline additives, among other applications.
     Operations of our businesses are located in the United States. We manage our business and analyze our results of operations on a segment basis. Our operations are divided into three business segments:
•	Gathering and Processing-West. Our Gathering and Processing-West segment includes Williams Four Corners LLC, or Four Corners. Four Corners owns a 3,500-mile natural gas gathering system, including three natural gas processing plants and two natural gas treating plants, located in the San Juan Basin in Colorado and New Mexico. These assets generate revenues by providing natural gas gathering, transporting and processing services to customers under a range of contractual arrangements.

•	Gathering and Processing-Gulf. Our Gathering and Processing-Gulf segment includes our equity investment in Discovery Producer Services LLC, or Discovery, and the Carbonate Trend gathering pipeline. We own a 40% interest in Discovery. Discovery owns an integrated natural gas gathering and transportation pipeline system extending from offshore in the Gulf of Mexico to a natural gas processing facility and a natural gas liquids fractionator in Louisiana. Our Carbonate Trend gathering pipeline is an unregulated sour gas gathering pipeline consisting of approximately 34 miles of pipeline off the coast of Alabama. These assets generate revenues by providing natural gas gathering, transporting and processing services and integrated natural gas fractionating services to customers under a range of contractual arrangements.

•	NGL Services. Our NGL Services segment includes three integrated natural gas liquids storage facilities and a 50% undivided interest in a natural gas liquids fractionator near Conway, Kansas. These assets generate revenues by providing stand-alone natural gas liquids fractionation and storage services using various fee-based contractual arrangements where we receive a fee or fees based on actual or contracted volumetric measures.
     We account for our 40% interest in Discovery as an equity investment and, therefore, do not consolidate its financial results.
     Williams Partners GP LLC, our general partner, is an indirect wholly owned subsidiary of Williams, and holds no assets other than its 2% general partner interest and incentive distribution rights in us.

DESCRIPTION OF UNITS
     We currently have three classes of units outstanding that represent limited partner interests in us: common units, subordinated units and Class B units. The Class B units were issued to finance a portion of the cost of the Four Corners Acquisition. If the Class B Conversion and Issuance Proposal is approved, all of the outstanding Class B units will automatically convert into common units, and no Class B units will remain outstanding. The subordinated units were issued to affiliates of our general partner in connection with our initial public offering. The subordinated units will also convert into common units at the end of the subordination period, which will end once we meet the financial tests in our limited partnership agreement.
Common Units
     Quarterly Distributions
     The holders of common units are entitled to receive the minimum quarterly distribution of $0.35 per unit, and any arrearages thereon, before the Class B units or the subordinated units are entitled to receive any distributions. After the minimum quarterly distribution has been paid on all of the common units, Class B units and subordinated units, each such class of units is entitled to share pro rata in any quarterly distributions to unitholders in excess of the amount of the minimum quarterly distribution.
     Voting Rights
      Holders of common units have the right to vote with respect to certain amendments of our limited partnership agreement, the withdrawal or removal of our general partner, our merger or the sale of all or substantially all of our assets, and our dissolution.
     Dissolution and Liquidation
     If we dissolve, we will make distributions to our unitholders and our general partner in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets. We will allocate gain and loss upon liquidation, to the extent possible, to entitle the holders of common units to a preference over the holders of Class B units and subordinated units to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs, plus any arrearages thereon. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts.
     Preemptive Rights
     Holders of common units are not entitled to preemptive rights. However, our general partner, has the right, which it may assign to affiliates, to purchase common units or other securities on the same terms that we issue common units or other securities to third persons to the extent necessary to maintain the percentage interests of our general partner and its affiliates that existed immediately prior to such issuance.
     Exchange Listing
     The common units are listed on the New York Stock Exchange under the symbol “WPZ.”
Class B Units
     Conversion
     Upon approval of the Class B Conversion and Issuance Proposal, each Class B unit will convert automatically into one common unit and none of the Class B units will remain outstanding.

     Quarterly Distributions
     The Class B units are not entitled to receive any quarterly distributions until the minimum quarterly distribution of $0.35 and any arrearages thereon have been paid on the common units. The Class B units are entitled to receive the minimum quarterly distribution and any arrearages thereon before the subordinated units are entitled to any quarterly distributions. After the minimum quarterly distribution has been paid on all of the common units, Class B units and subordinated units, each such class of units is entitled to share pro rata in any quarterly distributions to unitholders in excess of the amount of the minimum quarterly distribution.
     If the Class B Conversion and Issuance Proposal is not approved, each Class B unit will be entitled to receive 115% of the per unit quarterly distribution received by the common units, but the Class B units would remain subordinated to the common units in their right to receive the minimum quarterly distribution and any arrearages thereon.
     Voting Rights
     The Class B units are entitled to vote as if they were common units, except that, (i) the Class B units are not be entitled to vote on the Class B Conversion and Issuance Proposal and (ii) the Class B units are entitled to vote as a separate class on any matter that materially adversely affects the rights or preferences of the Class B units in relation to other classes of our limited partner interests or as required by law. The approval of a majority of the Class B units is required to approve any matter for which the holders of the Class B units are entitled to vote as a separate class.
     Dissolution and Liquidation
     If we dissolve, we will make distributions to our unitholders and our general partner in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets. We will allocate gain or loss upon liquidation, to the extent possible, to entitle holders of the Class B units to receive 100% of the amount distributed in liquidation in respect of our common units, but only after we have allocated gain or loss to entitle the holders of our common units to receive an amount equal to their unrecovered initial unit price, plus the minimum quarterly distribution for the quarter during which liquidation occurs, plus any arrearages for the common unitholders.
     If, however, our unitholders do not approve the Class B Conversion and Issuance Proposal, following the allocations in respect of our common units described above, we will allocate gain and loss upon dissolution or liquidation to the extent possible to entitle holders of the Class B units to receive an increased amount equal to 115% of the liquidating distributions payable with respect to our common units.
     Preemptive Rights
     Holders of Class B units are not entitled to preemptive rights with respect to issuances of additional securities by us.
     Exchange Listing
     Class B units are not listed or traded on any exchange or quotation service. If the Class B Conversion and Issuance Proposal is approved, the common units issuable upon a conversion of the Class B Units will be listed on the New York Stock Exchange.
     Subordinated Units
     Conversion
     The subordinated units will convert into common units on a one-for-one basis when the subordination period ends. The subordination period will end on the first day of any quarter after June 30, 2008 if we have paid and “earned” the minimum quarterly distribution on all units for the preceding three consecutive non-overlapping four-quarter periods. The subordination period is also subject to early termination if we pay and

“earn” an amount equal to or in excess of 150% of the minimum quarterly distribution for any single four-quarter period.
     Quarterly Distributions
     During the subordination period, the common units and the Class B units have the right to receive the minimum quarterly distribution, and any arrearages thereon, before any distributions of available cash may be made on the subordinated units. The subordinated units are entitled to share pro rata with the other classes of units in any quarterly distributions to unitholders in excess of the amount of the minimum quarterly distribution.
     Voting Rights
     The subordinated units do not vote as a separate class of units from the common units, except for matters that require the approval of a “unit majority,” which requires the approval of both a majority of the common units (excluding those common units held by our general partner and its affiliates) and a majority of the subordinated units, voting as separate classes.
     Dissolution and Liquidation
     If we liquidate during the subordination period, we will, to the extent possible, allocate gain and loss to entitle the holders of common units and Class B units a preference over the holders of subordinated units to the extent required to permit the common unitholders and class B unitholders to receive their unrecovered initial unit price, plus the minimum quarterly distribution for the quarter during which liquidation occurs and any arrearages thereon. However, there may not be sufficient gain upon our liquidation to enable the holders of common units and Class B units to fully recover all of these amounts.
     Preemptive Rights
     The subordinated units are not entitled to preemptive rights with respect to issuances of additional securities by us. However, our general partner, has the right, which it may assign to affiliates, to purchase common units or other securities on the same terms that we issue common units or other securities to third persons to the extent necessary to maintain the percentage interests of our general partner and its affiliates that existed immediately prior to such issuance.
     Exchange Listing
     The subordinated units are not listed or traded on any exchange or quotation service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth the beneficial ownership of units of Williams Partners L.P. that are owned by (i) each person known by us to be a beneficial owner of more than 5% of any class of units, (ii) each of the directors of our general partner, (iii) each of the named executive officers of our general partner and (iv) all of the directors and executive officers of our general partner as a group.
     The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.
     Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.
     Percentage of total units beneficially owned is based on 39,358,798 units outstanding. Unless otherwise noted below, the address for the beneficial owners listed below is One Williams Center, Tulsa, Oklahoma 74172-0172.

		Percentage				Percentage	Percentage
	Common	of Common	Subordinated	Percentage of	Class B	of Class B	of Total
	Units	Units	Units	Subordinated	Units	Unit	Units
Name of	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially
Beneficial Owner	Owned	Owned	Owned	Owned	Owned	Owned	Owned
The Williams Companies, Inc.(a)	1,250,000	4.9%	7,000,000	100.0%	—	—	21.0%
Williams Energy Services, LLC(a)	821,761	3.2	4,601,861	65.7	—	—	13.8
Williams Energy, L.L.C.	447,308	1.8	2,504,925	35.8	—	—	7.5
Williams Discovery Pipeline LLC	215,980	*	1,209,486	17.3	—	—	3.6
Williams Partners Holdings LLC	428,239	1.7	2,398,139	34.2	—	—	7.2
MAPCO Inc.(a)	447,308	1.8	2,504,925	35.8	—	—	7.5
Prudential Financial, Inc.(b)	2,776,949	10.9	—	—	—	—	7.1
Jennison Utility Fund(c)	714,680	2.8	—	—	2,062,269	30.3%	7.1
Goldman Sachs & Co.(d)	357,340	1.4	—	—	1,031,134	15.2	3.5
Tortoise Capital Advisors L.L.C.(e)	1,487,094	1.0	—	—	721,796	10.6	5.6
Perry Partners L.P.(f)	178,670	*	—	—	515,566	7.6	1.8
The Cushing MLP Opportunity Fund I, LP(g)	178,670	*	—	—	515,566	7.6	1.8
GPS Income Fund (Cayman) LTD(h)	164,376	*	—	—	474,321	7.0	1.6
Alan S. Armstrong	10,000	*	—	—	—	—	*
James J. Bender	2,000	*	—	—	—	—	*
Donald R. Chappel	10,000	*	—	—	—	—	*
Steven J. Malcolm(i)	25,100	*	—	—	—	—	*
Bill Z. Parker	8,036	*	—	—	—	—	*
Alice M. Peterson	3,036	*	—	—	—	—	*

		Percentage				Percentage	Percentage
	Common	of Common	Subordinated	Percentage of	Class B	of Class B	of Total
	Units	Units	Units	Subordinated	Units	Unit	Units
Name of	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially	Beneficially
Beneficial Owner	Owned	Owned	Owned	Owned	Owned	Owned	Owned
Thomas C. Knudson	2,204	*	—	—	—	—	*
Phillip D. Wright	2,000	*	—	—	—	—	*
All directors and executive officers as a group (eight persons)	62,376	*	—	—	—	—	*

*	less than 1%.

(a)	As noted in the Schedule 13D/A filed with the SEC on December 19, 2006, The Williams Companies, Inc. (“Williams”) is the ultimate parent company of Williams Energy Services, LLC, Williams Energy, L.L.C., Williams Discovery Pipeline LLC and Williams Partners Holdings LLC and may, therefore, be deemed to beneficially own the units held by Williams Energy Services, LLC, Williams Energy, L.L.C., Williams Discovery Pipeline LLC and Williams Partners Holdings LLC. Williams’ common stock is listed on the New York Stock Exchange under the symbol “WMB.” Williams files information with or furnishes information to, the Securities and Exchange Commission pursuant to the information requirements of the Securities Exchange Act of 1934. Williams Energy Services, LLC is the record owner of 158,473 common units and 887,450 subordinated units and, as the sole stockholder of MAPCO Inc. and the sole member of Williams Discovery Pipeline LLC, may, pursuant to Rule 13d-3, be deemed to beneficially own the units beneficially owned by MAPCO Inc. and Williams Discovery Pipeline LLC. MAPCO Inc., as the sole member of Williams Energy, L.L.C., may, pursuant to Rule 13d-3, be deemed to beneficially own the units held by Williams Energy, L.L.C.

(b)	Based solely on the Schedule 13G filed with the SEC on February 9, 2007, Prudential Financial, Inc. (“Prudential”), a Parent Holding Company as defined in the Securities Exchange Act of 1934, may be deemed to be the beneficial owner of securities beneficially owned by the Registered Investment Advisors listed in such Schedule 13G, of which Prudential is the direct or indirect parent, and may have direct or indirect voting power over 2,776,949 common units which are held for Prudential’s benefit or for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies subsidiaries and/or affiliates. The Schedule 13G notes that Prudential reported the combined holdings of these entities for the purpose of administrative convenience. The address of Prudential is 751 Broad Street, Newark, New Jersey 07102-3777.

(c)	The address of Jennison Utility Fund is 466 Lexington Avenue, New York, New York 10017.

(d)	The address of Goldman Sachs & Co. is 85 Broad Street, 29th Floor, New York, New York 10004.

(e)	According to the Schedule 13G filed with the SEC on February 13, 2007, Tortoise Capital Advisors, L.L.C. (“TCA”) acts as an investment advisor to certain closed-end investment companies registered under the Investment Company Act of 1940. TCA, by virtue of investment advisory agreements with these investment companies, has all investment and voting power over the units owned of record by these companies. In addition, TCA acts as an investment advisor to certain managed accounts. Under contractual agreements with individual account holders, TCA, with respect to the units held in the managed accounts, shares investment and voting power with certain account holders, and has no voting power but shares investment power with certain other account holders. Accordingly, TCA may be deemed to beneficially own 1,487,094 common units and 721,796 Class B units. The address of TCA is 10801 Mastin Boulevard, Suite 222 Overland Park, Kansas 66210.

(f)	Also includes 5,717 common units and 16,498 Class B units held by Perry Commitment Fund L.P. The address of Perry Partners L.P. is 767 5th Ave, 19th Floor, New York, New York 10153.

(g)	Also includes 35,734 common units and 103,113 Class B units held by Swank MLP Convergence Fund, LP. The address of The Cushing MLP Opportunity Fund I, LP is 3300 Oak Lawn Avenue, Suite 650 Dallas, Texas 75219.

(h)	Also includes 64,321 common units and 185,604 Class B units held by GPS Income Fund LP and 20,011 common units and 57,743 Class B units held by GPS High Yield Equities Fund. The address of GPS Income Fund (Cayman) LTD is 1000 Wilshire Blvd., Suite 900, Santa Monica, California, 90401.

(i)	Represents units beneficially owned by Mr. Malcolm that are held by the Steven J. Malcolm Revocable Trust.

THE SPECIAL MEETING
Time and Place
     The special meeting will be held in the Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma 74172 on May 21, 2007, at 11:00 a.m. local time.
Purpose
     At the special meeting, the holders of our common units will act upon a proposal to approve (a) a change in the terms of our Class B units to provide that each Class B unit is convertible into one of our common units and (b) the issuance of additional common units upon such conversion (the “Class B Conversion and Issuance Proposal”). Upon approval of this proposal, all 6,805,492 outstanding Class B units will convert automatically into 6,805,492 common units.
Record Date
     Our general partner has fixed the close of business on April 9, 2007 as the record date for the determination of holders of common units entitled to notice of, and to vote at, the special meeting or any postponements or adjournments thereof. Only holders of record of common units at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. A complete list of such holders of common units will be available for inspection in the offices of Williams Partners L.P., One Williams Center, Tulsa, Oklahoma 74172-0172, during normal business hours upon written demand by any holder of our common units.
Holders Entitled to Vote
     All holders of common units at the close of business on the record date, April 9, 2007, are entitled to receive notice of the special meeting and to vote the common units that they held on the record date at the special meeting, or any postponements or adjournments of the special meeting, except for common units owned by affiliates of our general partner. In addition, our limited partnership agreement provides that any person or group (other than our general partner and its affiliates) that owns beneficially 20% or more of all our common units may not vote on any matter and common units held by such holders are not considered to be outstanding.
     Each holder of common units is entitled to one vote for each common unit owned on all matters to be considered. On April 2, 2007, 24,303,306 common units were issued and outstanding, excluding common units held by affiliates of our general partner. None of the following securities are entitled to vote on the Class B Conversion and Issuance Proposal: common units held by affiliates of our general partner, Class B units or subordinated units.
Vote Required
     The Class B Conversion and Issuance Proposal requires the approval of a majority of the votes cast by the holders of common units, provided that the total votes cast by the holders of common units on the proposal represents a majority of the common units entitled to vote. Common units owned by affiliates of our general partner are not entitled to vote on the proposal. A properly executed proxy submitted without instructions how to vote will be voted “FOR” the Class B Conversion and Issuance Proposal. A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.
     The holders of the Class B units also hold 2,905,030 of our common units, and they have agreed to vote all of their common units in favor of the Class B Conversion and Issuance Proposal. However, these votes will not be sufficient to approve the Class B Conversion and Issuance Proposal, so we encourage you to take part in the decision process by voting by proxy or at the special meeting.

     Brokers who hold common units in street name for customers may not vote such common units with respect to “non-discretionary” items when they have not received instructions from beneficial owners. Under the rules of the New York Stock Exchange, the Class B Conversion and Issuance Proposal is a “non-discretionary” item. Because of this, there will be no broker non-votes for this proposal.
Quorum
     If a majority of the common units entitled to vote on the Class B Conversion and Issuance Proposal as of the record date is present in person or by proxy at the special meeting, that majority will constitute a quorum and will permit us to conduct the proposed business at the special meeting. Common units held by our general partner and its affiliates are not entitled to vote on the proposal and, as a result, will not be considered for purposes of determining whether a quorum exists.
     Your common units will be counted as present at the special meeting if you:
•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card.
     Proxies received but marked as abstentions will be included in the number of common units considered to be present at the special meeting.
Revocation of Proxies
     Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Williams Partners GP LLC, our general partner, either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the special meeting in person and so request. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy.
Solicitation
     The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mails, proxies may be solicited by employees of our general partner or its affiliates, without additional remuneration, in person or by telephone, telegraph or facsimile transmission. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice. We have retained Morrow & Co., Inc. to aid in the solicitation of proxies. We will pay to third parties a total of approximately $6,500, plus out of pocket expenses, for all of these services. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense.
Householding of Proxy Materials
     The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and related documents with respect to two or more holders of common units sharing the same address by delivering a single proxy statement and related documents addressed to those holders of common units. This process, which is commonly referred to as “householding,” potentially means extra convenience for holders of common units and cost savings for us.
     One proxy statement will be delivered to multiple holders of common units sharing an address unless we receive contrary instructions from one or more of the holders of common units sharing such address. Upon receipt of such notice, we will undertake to promptly deliver a separate copy of this proxy statement to the holder of common units at the shared address to which a single copy of the proxy statement was delivered and provide instructions as to how the holder of common units can notify us that the holder of common units wishes to receive other communications to the holder of common units in the future. In the event a holder of common units desires to provide us with such notice, it may be given by writing us at the following address: Williams Partners L.P., One Williams Center, Tulsa, Oklahoma 74172, Attention: Secretary.
Adjournment
     The special meeting may be adjourned to another date and/or place for any proper purposes (including, without limitation, for the purpose of soliciting additional proxies).
No Unitholder Proposals
     Your common units do not entitle you to make proposals at the special meeting. Under our limited partnership agreement, only our general partner can make a proposal at the meeting. Our limited partnership agreement establishes a procedure for calling meetings whereby limited partners owning 20% or more of the outstanding units of the class for which a meeting is proposed may call a meeting. In any case, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in our management and control of our business and affairs. Doing so would jeopardize the limited partners’ limited liability under Delaware law or the law of any other state in which we are qualified to do business.
Dissenter’s Rights
     We were formed under the laws of the State of Delaware. Under those laws, dissenters’ rights are not available to our common unitholders with respect to the matters to be voted on at the special meeting.
WHERE YOU CAN FIND MORE INFORMATION ABOUT US
     We file annual, quarterly and other reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. (Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room). Our filings also are available to the public at the Commission’s web site at http://www.sec.gov. Our common units are listed on the New York Stock Exchange. Reports and other information concerning us may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may also request a copy of our filings by contacting our Secretary, c/o Williams Partners L.P., One Williams Center, Tulsa, Oklahoma 74172-0172. We also make available free of charge on our website, at http://www.williamspartners.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.
INCORPORATION BY REFERENCE
     The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this proxy statement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this proxy statement. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this proxy statement and information previously filed with the SEC.
     We incorporate by reference in this proxy statement the following documents that we have previously filed with the SEC:
•	Annual Report on Form 10-K (File No. 1-32599) for the year ended December 31, 2006 filed on February 28, 2007;

•	Amended Current Report on Form 8-K/A (File No. 1-32599) filed on January 12, 2007; and

•	The description of our common units contained in our registration statement on Form 8-A (File No. 1-32599) filed on August 9, 2005, amendment no. 1 thereto filed on December 20, 2006, and any subsequent amendments or reports filed for the purpose of updating such description.
     All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this proxy statement and prior to the termination of this offering will also be deemed to be incorporated herein by reference and will automatically update and supersede information in this proxy statement. Notwithstanding the foregoing, nothing in this proxy statement shall be deemed to incorporate information furnished to, but not filed with, the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).
FORWARD-LOOKING STATEMENTS
     Certain matters included or incorporated by reference in this proxy statement, excluding historical information, include forward-looking statements — statements that discuss our expected future results based on current and pending business operations.
     Forward-looking statements can be identified by words such as “anticipates,” “believes,” “expects,” “planned,” “scheduled,” “could,” “continues,” “estimates,” “forecasts,” “might,” “potential,” “projects,” “may,” “should” or similar expressions. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements.
     Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that may cause future results to be materially different from the results stated or implied in this proxy statement and the documents incorporated herein by reference. These risks and uncertainties include, among other things:
•	We may not have sufficient cash from operations to enable us to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses, including payments to our general partner.

•	Because of the natural decline in production from existing wells and competitive factors, the success of our gathering and transportation businesses depends on our ability to connect new sources of natural gas supply, which is dependent on factors beyond our control. Any decrease in supplies of natural gas could adversely affect our business and operating results.

•	Our processing, fractionation and storage businesses could be affected by any decrease in the price of natural gas liquids or a change in the price of natural gas liquids relative to the price of natural gas.

•	Lower natural gas and oil prices could adversely affect our fractionation and storage businesses.

•	We depend on certain key customers and producers for a significant portion of our revenues and supply of natural gas and natural gas liquids. The loss of any of these key customers or producers could result in a decline in our revenues and cash available to pay distributions.

•	If third-party pipelines and other facilities interconnected to our pipelines and facilities become unavailable to transport natural gas and natural gas liquids or to treat natural gas, our revenues and cash available to pay distributions could be adversely affected.

•	Our future financial and operating flexibility may be adversely affected by restrictions in our indenture and by our leverage.

•	Williams’ credit agreement and Williams’ public indentures contain financial and operating restrictions that may limit our access to credit. In addition, our ability to obtain credit in the future will be affected by Williams’ credit ratings.

•	Our general partner and its affiliates have conflicts of interest and limited fiduciary duties, which may permit them to favor their own interests to the detriment of our unitholders.

•	Our limited partnership agreement limits our general partner’s fiduciary duties to our unitholders and restricts the remedies available to unitholders for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

•	Even if unitholders are dissatisfied, they cannot currently remove our general partner without its consent.

•	You may be required to pay taxes on your share of our income even if you do not receive any cash distributions from us.

•	Our operations are subject to operational hazards and unforeseen interruptions for which we may or may not be adequately insured.

Using a black ink pen, mark your votes with an X as shown in

this example. Please do not write outside the designated areas.	X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A	THE BOARD OF DIRECTORS OF WILLIAMS PARTNERS GP LLC, OUR GENERAL PARTNER, UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

		For	Against	Abstain
1.	A proposal to approve (a) a change in the terms of our Class	☐	☐	☐
B units to provide that each Class B unit is convertible into one of our common units and (b) the issuance of additional
common units upon such conversion.
B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – WILLIAMS PARTNERS L.P.

SPECIAL MEETING – May 21, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WILLIAMS PARTNERS GP LLC
The undersigned, whose signature appears on the reverse, hereby appoints Steven J. Malcolm, Donald R. Chappel and James J. Bender or each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the common units of Williams Partners L.P. which the undersigned would be entitled to vote if personally present at the special meeting to be held on May 21, 2007 and at any and all adjournments thereof, on all matters that may properly come before the special meeting.
Your common units will be voted as directed on this card. If this card is signed and no direction is given for any item, it will be voted in favor of all items. Please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.
YOUR VOTE IS IMPORTANT. BY RETURNING YOUR PROXY PROMPTLY, YOU CAN AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS AND HELP WILLIAMS PARTNERS L.P. AVOID ADDITIONAL EXPENSES.
(Continued and to be signed on reverse side)SEE REVERSE SIDE